Vulcan Materials Company
Executive Deferred Compensation Plan

Article 1.  Establishment and Purpose

          1.1         Establishment. Vulcan Materials Company, a New Jersey corporation, hereby establishes, effective as of October 9, 1998, as amended through May 11, 2001 (the "Effective Date"), a deferred compensation plan for key management employees as described herein, which shall be known as the "Vulcan Materials Company Executive Deferred Compensation Plan" (the "Plan").

          1.2         Purpose. The primary purpose of the Plan is to provide eligible employees of the Company with the opportunity to defer a portion of their compensation in a tax-efficient manner. By adopting the Plan, the Company desires to enhance its ability to attract and retain management employees of outstanding competence.

Article 2.  Definitions

          2.1         Definitions. Whenever used herein, the following terms shall have the meanings set forth below, and when the meaning is intended, the term is capitalized:

                       (a)          "Accrued Rabbi Trust Obligations" means the then current aggregate deferred compensation account balances of all Participants, consisting of each Participant's deferrals and the net investment gain or loss thereon.

                       (b)          "Annual Bonus" means any incentive award based on an assessment of performance, payable in cash by the Company to a Participant with respect to the Participant's services during a Plan Year. The Term "Annual Bonus" shall not include incentive awards that relate to a period exceeding one year. An Annual Bonus shall be deemed to be earned when the Participant performs the related services regardless of when it is paid.

                       (c)          "Base Salary" means all regular, basic wages, before reduction for amounts deferred pursuant to the Plan or any other plan of the Company, payable in cash to a Participant for services to be rendered during the Plan Year, exclusive of any Annual Bonus, Long-Term Incentive Awards, other special fees, awards, or incentive compensation, allowances, or amounts designated by the Company as payment toward or reimbursement of expenses.

                       (d)          "Board" or "Board of Directors" means the Board of Directors of the Company.

                       (e)          "Change in Control" means:

                       (1)          The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of Common Stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (1), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (3) of this Section 2.1(e); or

                       (2)          Individuals who, as of the Effective Date of this Plan, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

                       (3)          Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(4) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

                       (f)          "CEO" means the Chief Executive Officer of the Company.

                       (g)          "Code" means the Internal Revenue Code of 1986, as amended from time to time.

                       (h)         "Committee" means the Compensation Committee of the Board (or any other committee designated by the Board that is eligible to administer the Plan in accordance with Rule16b-3 under the Exchange Act).

                       (i)          "Company" means Vulcan Materials Company and also includes any "Employing Company" as such term is defined in the Salaried Retirement Income Plan.

                       (j)          "Company Stock" means the common stock of the Company.

                       (k)          "Disability" shall have the meaning ascribed to such term in the Company's long-term disability plan or, if no plan is then in effect, shall mean the determination by the Committee that the physical or mental condition of a Participant renders such Participant unable to carry out his or her duties and obligations to the Company.

                       (l)          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

                       (m)         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                       (n)          "Long-Term Incentive Award" means a compensation vehicle that provides for the accumulation of value over a time period longer than one year, including, but not limited to, stock options, restricted stock, performance shares, and performance units; but the term shall not include this Plan, any other elective deferred compensation plan, or any tax-qualified or nonqualified retirement plan of the Company.

                       (o)          "Participant" means any key management employee of the Company who has been approved by the Committee for participation in the Plan under Section 4.1.

                       (p)          "Payout Year" means the calendar year in which the payout contemplated by Section 5.4 is made or commences.

                       (q)          "Plan Year" means the calendar year.

                       (r)          "Rabbi Trust" means a grantor trust, as described in Section 677 of the Code, that is established by the Company as provided in Article 7.

                       (s)          "Rabbi Trust Agreement" meaning the instrument establishing the Rabbi Trust, as such instrument may be amended from time to time.

                       (t)          "Retirement" means a termination of a Participant's employment with the Company that entitles such Participant to immediate payment of a pension benefit under the Salaried Retirement Income Plan.

                       (u)          "Salaried Retirement Income Plan" means the Retirement Income Plan for Salaried Employees of Vulcan Materials Company, and any successor plan thereto.

          2.2          Gender and Number. Except where otherwise indicated by the context, any masculine term shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

Article 3.  Administration

          3.1         The Committee. The Plan shall be administered by the Committee. In no event shall any member of the Committee be a Participant.

          3.2         Authority of the Committee.

                       (a)          Subject to the terms of the Plan, the Committee shall have full power and discretionary authority (i) to select the employees who are eligible to participate in the Plan, (ii) to determine the terms and conditions of each Participant's participation in the Plan, (iii) to construe and interpret the Plan and any agreement or instrument entered into under the Plan, (iv) to establish, amend, and waive rules and regulations for the Plan's administration, (v) subject to the provisions of Article 11, to amend the Plan and any agreement or instrument entered into under the Plan or to terminate the Plan, (vi) to appoint and remove the trustee and the recordkeeper for the Rabbi Trust, and to direct the trustee and the recordkeeper with respect to their duties under the agreements pertaining to the Rabbi Trust, and (vii) to make any other determinations that may be necessary or advisable for the administration of the Plan.

                       (b)          To the extent permitted by law, the Committee (i) may delegate any or all of its authority granted under the Plan to one or more executives of the Company (provided that no executive of the Company who is a Participant shall exercise any discretion with respect to his own participation in the Plan) and (ii) may designate one or more individuals who are not Participants (but who may be employees of the Company) to carry out ministerial duties related to the administration of the Plan, except that the Committee shall not delegate responsibility for any matter involving a person subject to Section 16 of the Exchange Act if a decision by the Committee as to such matter would have the effect of exempting a transaction under the Plan from the application of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 or any successor rule thereunder.

          3.3         Decisions Binding. All determinations and decisions of the Committee (or of any person to whom the Committee has delegated its authority) under the Plan, including questions of construction and interpretation, shall be final, conclusive, and binding on the employees of the Company, the Participants and their beneficiaries and estates. Whenever the Plan authorizes the Committee or any other person to exercise discretion with respect to any matter, such discretion may be exercised in the sole and absolute discretion of the Committee or such person, subject only to the terms of the Plan and applicable requirements of law.

Article 4.  Eligibility and Participation

          4.1         Eligibility. Eligibility to participate in the Plan is limited to a select group of management or highly compensated employees consisting solely of key management employees who are nominated to participate in the Plan by the CEO and who are approved by the Committee.

          4.2         Participation.

                       (a)          Each employee approved for participation in the Plan by the Committee shall have the opportunity to defer the receipt of compensation otherwise payable to the Participant in accordance with the provisions of Article V. This opportunity shall continue in effect until the Participant is notified by the Committee that he has ceased to be eligible to make such deferrals.

                       (b)          The Committee may at any time and for any reason determine that a Participant no longer is eligible to make deferrals under Article V. Upon being notified in writing of the Committee's decision, such a Participant shall become an inactive Participant that retains all of the rights of a Participant under the Plan, except for the right to make further deferrals.

Article 5.  Deferral Opportunities

          5.1         Amounts Which May Be Deferred.

                       (a)          An eligible Participant may irrevocably elect, prior to any Plan Year, to defer (i) up to 50% of his Base Salary earned during the Plan Year and (ii) up to 100% of his Annual Bonus for the Plan Year.

                       (b)          In the event that a Participant first becomes eligible to participate in the Plan after the beginning of a Plan Year (including the Plan Year in which the Effective Date occurs), the Committee may allow such Participant to elect to defer (i) up to 50% of his Base Salary earned subsequent to the date on which a valid Deferral Election Form (as described in Section 5.2) is received by the Company from the Participant and (ii) for the Plan Year ended December 31, 1998 only, up to 100% of his Annual Bonus for the entire Plan Year.

                       (c)          The Committee, in its discretion, also may permit the deferral of Long-Term Incentive Awards in accordance with such rules and regulations as the Committee may establish.

                       (d)          A Participant at all times shall be 100% vested in his deferrals under the Plan and all earnings thereon.

          5.2         Timing of Deferral Elections. The election of a Participant to defer compensation under the Plan shall be made within 30 calendar days prior to the beginning of the Plan Year in which the compensation to be deferred is earned, except that, if a Participant is notified during a Plan Year that he is eligible to participate in the Plan for the remainder of the Plan Year, such election shall be made within 30 calendar days following the date of such notification. All deferral elections shall be made by means of a "Deferral Election Form" that is executed by the Participant and delivered to the Company. The Deferral Election Form shall provide for the specification by an eligible Participant of:
(a) the amount of compensation to be deferred during the Plan Year in accordance with the terms of Section 5.1;
(b) the length of deferral of such deferred amounts, and the earnings thereon, in accordance with the terms of Section 5.3; and
(c) the form of payout of such deferred amounts, and the earnings thereon, in accordance with the terms of Section 5.4.

          5.3         Length of Deferral.

                       (a)          Each Participant who makes a deferral election as to any Plan Year may elect the length of such deferral by designating a Payout Year. Such election shall be irrevocable except as otherwise provided in Section 5.5. The deferral of Base Salary and the deferral of the Annual Bonus in any Plan Year shall be considered separate deferral elections and each may be deferred to a different Payout Year. Deferral elections are subject to the following limitations, unless the Committee permits otherwise:
(i) The Payout Year designated shall be no earlier than the second year following the end of the Plan Year in which the compensation deferred is earned; and
(ii) The Payout Year shall not be later than the year following the Participant's 65th birthday.

All deferral elections are subject to Section 8(a), which requires an immediate lump-sum payment in the event of a Change in Control.

                       (b)          In the event that a deferral election is made and no Payout Year is designated, the Participant shall be deemed to have elected a deferral until the Payout Year following the year of the Participant's Retirement.

                       (c)          Notwithstanding the Payout Years designated by a Participant pursuant to this Section 5.3 or the form of payout elected by a Participant pursuant to Section 5.4, if at any time prior to the end of any deferral period a Participant's employment with the Company is terminated for any reason other than Retirement or Disability (including termination of employment by reason of the Participant's death), (i) all Payout Years shall be accelerated to the year following the year in which the termination of the Participant's employment occurs, and (ii) all deferred amounts, and the earnings thereon, for all Plan Years shall be paid to the Participant in a single lump-sum cash payment.

                       (d)          If the Internal Revenue Service determines that a Participant or beneficiary is subject to federal income tax on an amount credited to the Participant's account under the Plan before that amount would otherwise become payable under the Plan, the amount that is then subject to tax shall be paid to the Participant or beneficiary in a single lump-sum cash payment as soon as practicable after the Committee is notified of the Internal Revenue Service's determination.

          5.4         Form of Payout.

                       (a)          Each Participant who makes a deferral election as to any Plan Year may elect as the form of payout either (i) a single lump-sum payment or (ii) up to fifteen approximately equal annual installment payments (such number to be specified by the Participant); provided that all compensation (whether Base Salary or Annual Bonus) deferred to a specific Payout Year (regardless of the Plan Year for which the compensation is deferred) shall be payable in the same form. Such election shall be irrevocable except as otherwise provided in Section 5.5. If no such election is made, then all deferred amounts, and the earnings thereon, shall be paid in the form of a single lump-sum payment. All deferral elections are subject to Section 8(a), which requires an immediate lump-sum payment in the event of a Change in Control.

                       (b)          Lump-sum and installment payments shall be made on the following terms:
(i) Lump-Sum Payment. Each payout to be made in the form of a single lump-sum payment shall be made in cash on or before the last business day of March in the Payout Year.

               (ii)         Installment Payments. The first installment payment of a payout to be made in installments shall be made in cash on or before the last business day of March in the Payout Year. The remaining installment payments shall be made in cash each year thereafter, on or before the last business day of March of such year, until the entire balance of such Participant's applicable account has been paid in full. Earnings shall continue to accrue to the Participant's account during the payment period. The amount of each installment payment shall be equal to the balance remaining in the applicable account immediately prior to each such payment, multiplied by a fraction, the numerator of which is one, and the denominator of which is the number of installment payments remaining (including the installment payment immediately due).

                       (c)          Following the termination of the employment of a Participant due to Retirement or Disability, notwithstanding the forms of payout elected by a Participant pursuant to this Section 5.4 for all remaining Payout Years, if, on the date any lump-sum or installment payment is due, the payment to be made would cause the aggregate amount of all of the Participant's account balances under the Plan to fall below $50,000, then the amount due, and the remaining balance of each of the Participant's accounts, shall be paid to such Participant on such date in a single lump-sum cash payment.

                       (d)          Notwithstanding the provisions of this Section 5.4, if a Participant is a "covered employee" (within the meaning of Section 162(m)(3) of the Code) when a payment is scheduled to be made under the Plan, any portion of the payment that would be nondeductible under Section 162(m) of the Code (when considered with all other compensation that the Participant is expected to receive in the same taxable year) shall be deferred, and shall be paid on the earliest date on which it would be deductible under Section 162(m).

                       (e)          If the Company fails to makes any payment due under the Plan within 90 days after it first becomes due, the Committee shall direct the trustee of the Rabbi Trust to make the payment from the Rabbi Trust (to the extent there are assets in the Rabbi Trust available to make the payment).

          5.5         Change in Deferral Election.

                       (a)          Change With Committee Consent. A Participant may petition the Committee to allow a one-time change in the Payout Years or forms of payout, or both, that he has previously elected under the Plan. The Committee may grant or refuse such a request. The Committee may, in its sole discretion, suspend the Participant's right to make additional deferrals under the Plan for a period following the effective date of the change in the Participant's deferral election. Any change in a Participant's payment election shall be effective no earlier than twelve months after the request was granted, and shall not apply to any amount that was otherwise scheduled to be paid to the Participant before the effective date of the election.

                       (b)          Change With Early Payment Penalty. A Participant may elect to receive an early payout of all or any portion of the deferral amount, and the earnings thereon, with respect to any Payout Year in the form of a single lump-sum cash payment. As a penalty for early payout, the Participant shall forfeit an amount equal to 10% of the amount requested as a payout, such that the actual payment shall be equal to 90% of the amount by which the balance of the Participant's account for such Payout Year is reduced. Such payout shall be made as soon as practicable following the receipt of the Participant's request.

                       (c)          Change As a Result of Financial Hardship. If a Participant establishes, to the satisfaction of the Committee, severe financial hardship, the Committee may:
(i) authorize the cessation of deferrals by such Participant;
(ii) provide that all or a portion of the amounts previously deferred by the Participant shall immediately be paid in a single lump-sum cash payment;
(iii) provide that all or a portion of the installments payable over a period of time shall be paid immediately in a single lump-sum cash payment; or
(iv) provide for such other payment schedule as deemed appropriate by the Committee under the circumstances.

                       (d)          Hardship Criteria. Severe financial hardship will be deemed to exist in the event of an unanticipated emergency that is caused by the Participant's long and serious illness, impending bankruptcy, or a similar event that is beyond the control of the Participant and that would result in severe financial hardship to the Participant if cessation of deferrals or modified payments were not permitted. The amount distributed pursuant to Section 5.5(c) shall not exceed that amount which the Committee determines to be reasonably necessary for the Participant to meet the financial hardship at the time of distribution.

                       (e)          Other Criteria. The Committee's decision with respect to the manner, if at all, in which the Participant's future deferral opportunities shall cease, and/or the manner in which, if at all, the payment of deferred amounts to the Participant shall be modified, shall be final, conclusive, and not subject to appeal. If a Participant is a "covered employee" (within the meaning of Section 162(m)(3) of the Code), any change in the Participant's payout election shall be subject to the limitation described in Section 5.4(d).

Article 6.  Individual Accounts and Crediting of Investment Returns

          6.1         Participants' Accounts.

                       (a)          The Company shall establish and maintain a separate bookkeeping account for each deferral made by a Participant, and the earnings thereon. Deferrals shall be credited to a Participant's account as of the date the amount deferred otherwise would have become due and payable to such Participant. Each Participant shall be furnished a statement of his deferred compensation account balances at least annually.

                       (b)          The establishment and maintenance of such deferred compensation accounts by the Company shall not be construed as entitling any Participant to any specific assets of the Company. The rights of Participants to receive any distribution under the Plan shall be an unsecured claim against the general assets of the Company.

          6.2         Investment Returns on Deferred Amounts.

                       (a)          All compensation deferred by a Participant pursuant to Section 5.1 shall be deemed invested, as directed by the Participant, in one or more of the investment alternatives made available from time to time by the Committee. Each such investment election shall be made (i) by means of the execution by the Participant and delivery to the Company of a "New Investment Election Form or (ii) by means of such other methods as the Committee shall approve. The Committee shall specify the available investment alternatives and may adopt such rules and procedures for the allocation of deferrals among such investment alternatives as the Committee deems necessary or appropriate. An investment election shall be effective for all subsequent deferrals under Plan until the Participant makes a new investment election.

                       (b)          A Participant shall be permitted, at any time and from time to time, to reallocate his deferred compensation account balances under the Plan among the investment alternatives then available, subject to right of the Committee to impose such restrictions on a Participant's ability to change investment elections as the Committee deems necessary or appropriate. The election of a Participant to reallocate account balances shall be made by means of a form provided to the Participant by the Committee for such purpose, and shall become effective as soon as practicable after a properly-executed form is received by the Committee from the Participant.

                       (c)          The balances of each Participant's deferred compensation accounts shall be credited with earnings and charged with losses based upon the actual results that would have been achieved had such balances actually been invested pursuant to the investment elections of the Participant.

                       (d)          The Company shall have no obligation to invest the compensation deferred under the Plan, or the earnings thereon, in any of the investment alternatives selected by Participants.

          6.3         Charges Against Accounts. All payments made to a Participant under the Plan shall be charged against such Participant's accounts when and as made.

Article 7.  Rabbi Trust

          7.1         Establishment of a Rabbi Trust. As soon as administratively practicable following the Effective Date, the Company shall establish an irrevocable Rabbi Trust to accumulate assets that will assist the Company in meeting its obligation under the Plan. The Rabbi Trust shall have an independent trustee that is selected by the Company. The trust agreement with respect to the Rabbi Trust shall provide that the assets of the Rabbi Trust shall at all times be specifically subject to the claims of the Company's general creditors in the event of the bankruptcy or insolvency (as defined by the Rabbi Trust Agreement) of the Company.

          7.2         Funding of the Rabbi Trust. The Company may contribute cash, Company Stock, or any other asset to the Rabbi Trust, as the Company deems appropriate. It is intended that the Rabbi Trust will hold assets with a value approximately equal to the Accrued Rabbi Trust Obligations.

Article 8.  Change in Control

          Upon the occurrence of a Change in Control:

               (a)          The Company shall, within ten business days after the Change in Control, accelerate all deferred amounts to the date of the Change in Control and pay all such deferred amounts, and the earnings thereon, to each Participant or Beneficiary in a single lump-sum cash payment.

               (b)          The composition of the Committee immediately prior to the Change in Control shall not be changed after the Change in Control, except with the consent of a majority of the Continuing Directors. If, after the Change in Control, a member of the Committee resigns or is unable to serve due to death or disability, the remaining members of the Committee shall appoint a replacement.

(c) The Company promptly shall reimburse a Participant for all legal fees and expenses reasonably incurred in successfully enforcing any right or benefit under the Plan.

Article 9.  Beneficiary Designation

          9.1         Designation of Beneficiary. Each Participant may designate a beneficiary or beneficiaries who, upon the Participant's death, will receive the amounts that otherwise would have been paid to the Participant under the Plan. All such designations shall be signed by the Participant, and shall be in such form as is prescribed by the Committee. Each designation shall be effective as of the date delivered to the Committee (or to a Company employee appointed by the Committee to receive such designations); provided that the Committee must receive any beneficiary designation or change therein before the Participant's death. A Participant may change his beneficiary designation at any time and from time to time on such form as is prescribed by the Committee. In the event of the death of the Participant, the payment of all amounts deferred under the Plan, and the earnings thereon, shall be in accordance with the last written beneficiary designation signed and delivered by the Participant and not revoked.

          9.2         Payment to Beneficiary. If a Participant dies before the end of the deferral period for any amount under the Plan, the payment of that amount to the Participant's beneficiary or beneficiaries shall be made in a single lump-sum cash payment as provided in Section 5.3. If a Participant dies after installment payments have commenced, but before they have been completed, the remaining payments shall be made to the Participant's beneficiary or beneficiaries under the installment schedule elected by the Participant.

          9.3         Death of Beneficiary. In the event that all the beneficiaries of a Participant predecease the Participant, all amounts deferred under the Plan, and the earnings thereon, that would have been paid to the Participant under the Plan shall be paid in a single lump-sum cash payment to the Participant's estate, or to the person or persons designated in writing by the Participant's estate.

          9.4         Ineffective Designation. In the event a Participant does not designate a beneficiary, or for any reason such designation is ineffective, in whole or in part, the amounts that otherwise would have been paid to the Participant under the Plan shall be paid in a single lump-sum cash payment to the Participant's estate.

Article 10.  Withholding of Taxes

          The Company shall have the right to either (i) require Participants to remit to the Company, or any person or entity designated by the Committee to administer the Plan, an amount sufficient to satisfy any applicable federal, state, and local income and employment tax withholding requirements or (ii) to deduct from any payment made pursuant to the Plan amounts sufficient to satisfy such withholding requirements.

Article 11.  Amendment and Termination

          The Company has the right to amend, suspend, or terminate the Plan at any time by action of the Board of Directors, except that (i) no such amendment, suspension, or termination shall, without the written consent of a Participant, change the time or form of any payout under the Plan or otherwise adversely affect, in any material respect, such Participant's rights with respect to amounts theretofore deferred under the Plan, and the earnings thereon, and (ii) following a Change in Control, the Company shall not amend Section 5.4(f), Articles 3, 7 or 8, or this Article 11, and shall not amend any other provision of the Plan in a manner that would alter the effect of Section 5.4(f), Articles 3, 7 or 8, or this Article 11.

Article 12.  Miscellaneous

          12.1        Employment. No provision of the Plan, nor any action taken by the Committee or the Company pursuant to the Plan, shall give or be construed as giving a Participant any right to be retained in the employ of the Company, or affect or limit in any way the right of the Company to terminate his employment.

          12.2        Notice. Any notice required or permitted to be given to the Committee or the Company under the Plan shall be sufficient if in writing and hand delivered, sent by registered or certified mail, or deliver in any other manner authorized by the Committee, to the Committee (or to a person designated by the Committee to receive such notices). Such notices, if mailed, shall be addressed to the principal executive offices of the Company. Notice to any Participant shall be given in any manner authorized by the Committee and, if mailed, shall be sent to the Participant's address as is set forth in the records of the Company.

          12.3        Unfunded Plan. This Plan is intended to be an unfunded plan for tax purposes and for purposes of Title I of ERISA. The Plan is intended primarily to provide deferred compensation benefits for "a select group of management or highly compensated employees" within the meaning of Sections 201, 301, and 401 of ERISA, and therefore is further intended to be exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA. The Committee may terminate the Plan for any or all Participants, subject to Article 11, in order to achieve and maintain these intended results.

          12.4        Successors. All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect merger or consolidation, the purchase of all or substantially all of the assets of the Company, or otherwise. The provision of the Plan with respect to each Participant shall be binding on such Participant's heirs, executors, administrators or other successors in interest.

          12.5        Nontransferability. The Committee may recognize the right of an alternate payee named in a domestic relations order to receive all or a portion of a Participant's benefit under the Plan, provided that (i) the domestic relations order would be a "qualified domestic relations order" within the meaning of Section 414(p) of the Code if Section 414(p) were applicable to the Plan, (ii) the domestic relations order does not purport to give the alternate payee any right to assets of the Company or its affiliates, and (iii) the domestic relations order does not purport to give the alternate payee any right to receive payments under the Plan before the Participant is eligible to receive such payments. Except as set forth in the preceding sentence with respect to domestic relations orders, and except as required under applicable federal, state, or local laws concerning the withholding of tax, the rights of any Participant or beneficiary to amounts deferred under the Plan, and the earnings thereon, are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or any beneficiary, other than by will or by the laws of descent and distribution. In no event shall the Company make any payment under the Plan to any assignee or creditor of a Participant or beneficiary.

          12.6        Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

          12.7        Costs of the Plan. All costs of implementing and administering the Plan shall be borne by the Company.

          12.8        Governing Law. The Plan shall be governed by and construed in accordance with the laws of the state of New Jersey, without giving effect to any choice or conflict of law provision or rule.

          IN WITNESS WHEREOF, the Company has caused this Executive Deferred Compensation Plan to be executed for and in its name and its corporate seal to be hereto affixed and attested by its duly authorized Secretary this 11th day of May 2001.
ATTEST: /s/William F. Denson, III William F. Denson, III Secretary [SEAL]	VULCAN MATERIALS COMPANY /s/Donald M. James Donald M. James Chairman and Chief Executive Officer